EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR RELATIONS CONTACT:
Tony M. Shelby, Chief Financial Officer	Fred Buonocore (212) 836-9607
(405) 235-4546	Linda Latman (212) 836-9609
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. ANNOUNCES ENGINEERING, PROCUREMENT

AND CONSTRUCTION AGREEMENT TO CONSTRUCT AN AMMONIA

PLANT AT ITS EL DORADO, ARKANSAS SITE

Oklahoma City, Oklahoma . . . August 14, 2013 . . . LSB Industries, Inc. (NYSE:LXU) (“LSB”), today announced that a subsidiary in its Chemical Business entered into an agreement (“Agreement”) with SAIC Constructors, LLC (“SAIC”) to construct a 375,000 ton per year ammonia plant at an LSB subsidiary’s site in El Dorado, Arkansas. The Agreement provides for SAIC to provide certain engineering services and to manage the construction of the ammonia plant and associated facilities. The obligations under the Agreement are guaranteed by each party’s parent company.

The total cost of the ammonia plant project is estimated to be between $250 million and $300 million, including additional support facilities that are not covered by the Agreement and work to be performed under the management of LSB. The ammonia plant project is expected to be completed by the end of 2015, subject to timely receipt of environmental permits and assuming no unexpected delays.

LSB will fund the construction of the ammonia plant and support facilities from the net proceeds of the $425 million Senior Secured Notes completed on August 7, 2013.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by use of the words “believes”, “expects”, “intends”, “anticipates”, “plans to”, “estimates”, “projects”, or similar expressions, including, without limitation, the cost to construct the ammonia plant project, the completion dates of the ammonia plant project, and funding of the project. Actual results may differ materially from the forward-looking statements as a result of various future events, including without limitation, general economic conditions, weather conditions, receipt of permits and materials in a timely manner, and ability to comply with federal or state governmental regulatory requirements. These forward looking statements speak only as of the date of this press release, and LSB expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in LSB’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of LSB, including the most recent Form 10-K and Forms 10-Q for quarters ended March 31 and June 30, 2013 for additional information about LSB and about the risks and uncertainties related to LSB’s business which may affect the statements made in this press release.

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